Exhibit 10.1

ENTRAVISION COMMUNICATIONS CORPORATION

2004 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

[Name]

[Address]

Dear                                 :

You have been granted an award of Restricted Stock Units (an “Award”) under the Entravision Communications Corporation (the “Company”) 2004 Equity Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:	, 20

Number of Restricted Stock Units:	( ) Units

Vesting Schedule:

Your Restricted Stock Units will vest as follows:

(i)                          Restricted Stock Units will vest on             , 20    , provided you are employed by the Company on such date; [and/or]

(ii)    [insert applicable Performance Goals (as defined by the Plan)].

If your employment terminates as a result of death or Disability prior to the vesting date, your Restricted Stock Units will become fully vested on the date of such termination. If you are employed by the Company at the time of a Change of Control, your Restricted Stock Units will vest as determined by the Compensation Committee of the Board of Directors of the Company or otherwise as provided by Section 16(d) of the Plan.

Upon any other termination of employment or service prior to the vesting date, you will forfeit the Restricted Stock Units.

Issuance of Shares:	As soon as practicable after your Restricted Stock Units vest, the Company will issue in your name a number of Shares equal to the number of Restricted Stock Units that have vested.

Transferability of Restricted Shares:	By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies (including without limitation, the Company’s Insider Trading Policy) or an agreement between the Company and its underwriters prohibit a sale.

Rights as Shareholder:	You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the Restricted Share Units unless and until Shares are issued therefor upon vesting of the units.

Transferability of Award:	You may not transfer or assign this Award for any reason, other than under your will or as required by intestate laws. Any attempted transfer or assignment will be null and void.

Tax Withholding:	To the extent that the payment of the Restricted Stock Units results in income to you for Federal, state or local income tax purposes, the Company will withhold that number of Shares otherwise deliverable to you having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold. The value of any fractional Share remaining shall be paid in cash.

Miscellaneous:

The existence of this Award shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock senior to or affecting the common stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

This Award shall be interpreted by the Committee and any interpretation by the Committee of the terms of this Award or the Plan and any determination made by the Committee pursuant to this Award shall be final, binding and conclusive.

This Restricted Stock Unit Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

Walter F. Ulloa
Chairman and Chief Executive Officer,
Entravision Communications Corporation